Exhibit 99.1

Travelzoo 590 Madison Avenue 35th Floor New York, NY 10022 Investor Relations: ir@travelzoo.com
FOR IMMEDIATE RELEASE

Travelzoo Reports Third Quarter 2025 Results

NEW YORK, October 28, 2025 — Travelzoo® (NASDAQ: TZOO):

•Revenue of $22.2 million, up 10% year-over-year
•Consolidated operating profit of $0.5 million
•Non-GAAP consolidated operating profit of $1.1 million
•Cash flow from operations of ($0.4) million
•Earnings per share (EPS) of $0.01

Travelzoo, the club for travel enthusiasts, today announced financial results for the third quarter ended September 30, 2025. Consolidated revenue was $22.2 million, up 10% from $20.1 million year-over-year. In constant currencies, revenue was $21.9 million, up 9% year-over-year. Travelzoo's reported revenue consists of advertising revenues and commissions, derived from and generated in connection with purchases made by Travelzoo members, and membership fees.

In Q3, Travelzoo continued to invest significantly in acquiring more Club Members when we saw that we can achieve a payback and positive return on investment (ROI) within a quarter. Marketing costs were expensed immediately. Membership fees revenue is recognized ratably over the subscription period of 12 months. The effect is a sizable reduction in EPS. We refer to our investor presentation.

Net income attributable to Travelzoo was $0.2 million for Q3 2025, or $0.01 per share, compared with $0.26 per share in the prior-year period.

1/10

Non-GAAP operating profit was $1.1 million. Non-GAAP operating profit excludes amortization of intangibles ($2,000), stock option expenses ($399,000), and severance-related expenses ($167,000). Please refer to “Non-GAAP Financial Measures” and the tabular reconciliation below.

“We will continue to leverage Travelzoo's global reach, trusted brand, and strong relationships with top travel suppliers to negotiate more Club Offers for Club Members and add new benefits, such as our popular complementary airport lounge access worldwide in case of a delayed flight,” said Holger Bartel, Travelzoo's Global CEO. “Travelzoo members are affluent, active, and open to new experiences. We inspire travel enthusiasts to travel to places they never imagined they could. Travelzoo is the must-have membership for those who love to travel as much as we do."

Travelzoo North America
North America business segment revenue increased 11% year-over-year to $14.2 million. Operating profit for Q3 2025 was $1.1 million, or 8% of revenue, compared to operating profit of $3.2 million or 25% of revenue in the prior-year period.

Travelzoo Europe
Europe business segment revenue increased 9% year-over-year to $6.6 million. Operating loss for Q3 2025 was $640,000, or 10% of revenue, compared to operating profit of $1.0 million, or 17% of revenue in the prior-year period. The reported operating loss occurred because we acquired more Club Members.

Jack’s Flight Club
Jack’s Flight Club is a membership subscription service in which Travelzoo has a 60% ownership interest. Revenue increased 12% year-over-year to $1.4 million. The number of premium subscribers increased 8% year-over-year. Jack’s Flight Club’s revenue from subscriptions is recognized ratably over the subscription period (quarterly, semi-annually, annually). Operating profit for Q3 2025 was $20,000, compared to operating profit of $27,000 in the prior-year period.

New Initiatives
New Initiatives business segment revenue, which includes Licensing and Travelzoo META, was $27,000. Operating loss for Q3 2025 was $20,000.

In 2020, Travelzoo entered into royalty-bearing licensing agreements with local licensees for the exclusive use of Travelzoo’s brand, business model, and members in Australia, Japan, New Zealand, and Singapore. Under these arrangements, Travelzoo’s existing members in Australia, Japan, New
2/10

Zealand, and Singapore will continue to be owned by Travelzoo as the licensor. Licensing revenue from the licensee in Australia was $9,000 for Q3 2025. Licensing revenue from the licensee in Japan was $7,000 for in Q3 2025. Licensing revenue is expected to increase going forward.

Reach
Travelzoo reaches 30 million travelers. This includes Jack's Flight Club. Comparisons to prior periods are no longer meaningful due to strategic developments of the Travelzoo membership.

Income Taxes
The reported income tax provision and reserves for Q3 2025 are $244,000. Travelzoo intends to utilize available net operating losses (NOLs) to largely offset its tax liability for Q3 2025.

Balance Sheet
As of September 30, 2025, cash, cash equivalents and restricted cash were $9.2 million. Cash flow from operations was ($0.4) million.

Deferred revenue increased because membership fees revenue is recognized ratably over the subscription period.

Share Repurchase Program
During Q3 2025, the Company repurchased 148,602 shares of its outstanding common stock.

Looking Ahead
For Q4 2025, we expect year-over-year revenue growth to continue. We expect revenue growth to accelerate as a trend in subsequent quarters, as membership fees revenue is recognized ratably over the subscription period of 12 months, as we acquire new members, and as more Legacy Members become Club Members. Over time, we expect profitability to substantially increase as recurring membership fees revenue will be recognized. In the short-term, fluctuations in reported net income are possible. We might see attractive opportunities to increase marketing. We expense marketing costs immediately.

In 2024, we introduced a membership fee for Travelzoo. Legacy Members, who joined prior to 2024, continue to receive certain travel offers. However, Club Offers and new benefits are only available to Club Members, who pay the membership fee. Therefore, we are seeing many Legacy Members become Club Members over time—in addition to new members who join.

3/10

Non-GAAP Financial Measures
Management calculates non-GAAP operating income when evaluating the financial performance of the business. Calculation of non-GAAP operating income, also called “non-GAAP operating profit” in this press release and today’s earnings conference call, excludes the following items: amortization of intangibles, stock option expenses, and severance-related expenses. This press release includes a table which reconciles GAAP operating income to the calculation of non-GAAP operating income. Non-GAAP operating income is not required by, or presented in accordance with, generally accepted accounting principles in the United States of America ("GAAP"). This information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures reported by other companies.

Conference Call
Travelzoo will host a conference call to discuss third quarter 2025 results today at 11:00 a.m. ET. Please visit http://ir.travelzoo.com/events-presentations to
•download the management presentation (PDF format) to be discussed in the conference call
•access the webcast.

About Travelzoo
We, Travelzoo®, are the club for travel enthusiasts. We reach 30 million travelers. Club Members receive Club Offers personally reviewed by our deal experts around the globe. We have our finger on the pulse of outstanding travel, entertainment, and lifestyle experiences. We work in partnership with thousands of top travel suppliers—our long-standing relationships give us access to irresistible deals.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect”, “predict”, “project”, “anticipate”, “believe”, “estimate”, “intend”, “plan”, “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

4/10

Travelzoo
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenues	$22,198	$20,098	$69,245	$63,224
Cost of revenues	4,519	2,548	13,132	7,708
Gross profit	17,679	17,550	56,113	55,516
Operating expenses:
Sales and marketing	12,198	8,247	34,378	26,231
Product development	631	594	1,963	1,763
General and administrative	4,362	4,664	13,419	13,875
Total operating expenses	17,191	13,505	49,760	41,869
Operating income	488	4,045	6,353	13,647
Other income (loss), net	(64)	359	727	674
Income from operations before income taxes	424	4,404	7,080	14,321
Income tax expense	244	1,148	2,157	3,920
Net income	180	3,256	4,923	10,401
Net income attributable to non-controlling interest	29	72	201	54
Net income attributable to Travelzoo	$151	$3,184	$4,722	$10,347

Net income per share—basic	$0.01	$0.26	$0.41	$0.81

Net income per share—diluted	$0.01	$0.26	$0.39	$0.79

Shares used in per share calculation—basic	10,987	12,176	11,585	12,851
Shares used in per share calculation—diluted	11,213	12,386	11,974	13,035
5/10

Travelzoo
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$8,491	$17,064
Accounts receivable, net	12,460	12,825
Prepaid income taxes	654	736
Income taxes receivable	887	—
Prepaid expenses and other	1,931	1,148
Total current assets	24,423	31,773
Deposits and other	302	374
Deferred tax assets	3,469	3,380
Restricted cash	756	675
Operating lease right-of-use assets	4,540	5,655
Property and equipment, net	278	423
Intangible assets, net	1,452	1,498
Goodwill	10,944	10,944
Total assets	$46,164	$54,722
Liabilities and Equity
Current liabilities:
Accounts payable	$8,405	$6,162
Merchant payables	11,767	16,294
Accrued expenses and other	4,557	3,404
Deferred revenue	9,060	6,545
Income tax payable	—	1,619
Operating lease liabilities	2,058	2,472
Total current liabilities	35,847	36,496
Long-term tax liability	8,906	7,851
Long-term operating lease liabilities	4,494	5,646
Other long-term liabilities	—	376
Total liabilities	49,247	50,369
Common stock	109	118
Tax indemnification	(9,537)	(9,537)
Retained earnings	6,925	14,284
Accumulated other comprehensive loss	(5,596)	(5,327)
Total Travelzoo stockholders’ equity (deficit)	(8,099)	(462)
Non-controlling interest	5,016	4,815
Total stockholder's equity (deficit)	(3,083)	4,353
Total liabilities and stockholder's equity	$46,164	$54,722
6/10

Travelzoo
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024
Cash flows from operating activities:
Net income	$180	$3,256	$4,923	$10,401
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	57	179	239	737
Stock-based compensation	399	457	1,108	1,240
Deferred income tax	(1)	(12)	4	(39)
Net foreign currency effects	71	(154)	(224)	(165)
Provision of loss (net recoveries) on accounts receivable and refund reserve	(93)	128	30	121
Changes in operating assets and liabilities:
Accounts receivable	(988)	127	756	(258)
Prepaid income taxes	(154)	(134)	84	(461)
Prepaid expenses, deposits and other	(560)	(69)	(703)	464
Accounts payable	2,314	(284)	2,134	430
Merchant payables	(612)	431	(5,053)	(3,348)
Accrued expenses and other	(981)	463	859	2,162
Deferred revenue	643	—	2,363	—
Income tax payable	(576)	315	(2,584)	593
Other liabilities	(73)	628	273	1,381
Net cash provided by operating activities	(374)	5,331	4,209	13,258
Cash flows from investing activities:
Purchases of property and equipment	(15)	(46)	(49)	(129)
Net cash used in investing activities	(15)	(46)	(49)	(129)
Cash flows from financing activities:
Repurchase of common stock	(1,545)	(6,183)	(12,964)	(16,605)
Exercise of stock options and taxes paid for net share settlement of equity awards	—	(335)	(104)	(592)
Net cash used in financing activities	(1,545)	(6,518)	(13,068)	(17,197)
Effect of exchange rate on cash, cash equivalents and restricted cash	(17)	96	415	(215)
Net increase in cash, cash equivalents and restricted cash	(1,951)	(1,137)	(8,493)	(4,283)
Cash, cash equivalents and restricted cash at beginning of period	11,198	13,243	17,740	16,389
Cash, cash equivalents and restricted cash at end of period	$9,247	$12,106	$9,247	$12,106
7/10

Travelzoo
Segment Information from Continuing Operations
(Unaudited)
(In thousands)

Three months ended September 30, 2025	Travelzoo North America	Travelzoo Europe	Jack's Flight Club	New Initiatives	Consolidated
Revenues from unaffiliated customers	$13,728	$7,036	$1,407	$27	$22,198
Intersegment revenues	503	(471)	(32)	—	—
Total net revenues	14,231	6,565	1,375	27	22,198
Sales and marketing expenses	6,998	4,549	651	—	12,198
Other expenses	6,104	2,656	704	48	9,512
Operating profit (loss)	1,128	(640)	20	(20)	488
Other income (loss), net					(64)
Income from operations before income taxes					424

Three months ended September 30, 2024	Travelzoo North America	Travelzoo Europe	Jack's Flight Club	New Initiatives	Consolidated
Revenues from unaffiliated customers	$12,846	$6,021	$1,198	$33	$20,098
Intersegment revenues	(24)	(3)	27	—	—
Total net revenues	12,822	6,018	1,225	33	20,098
Sales and marketing expenses	4,557	3,038	511	145	8,251
Other expenses	5,115	1,952	687	48	7,802
Operating profit (loss)	3,150	1,028	27	(160)	4,045
Other income, net					359
Income from operations before income taxes					4,404

Nine months ended September 30, 2025	Travelzoo North America	Travelzoo Europe	Jack's Flight Club	New Initiatives	Consolidated
Revenues from unaffiliated customers	$44,296	$20,745	$4,140	$64	$69,245
Intersegment revenues	1,196	(1,084)	(112)	—	—
Total net revenues	45,492	19,661	4,028	64	69,245
Sales and marketing expenses	19,400	13,101	1,877	—	34,378
Other expenses	18,550	7,856	1,963	145	28,514
Operating profit (loss)	7,542	(1,296)	188	(81)	6,353
Other income, net					727
Income from operations before income taxes					7,080

8/10

Nine months ended September 30, 2024	Travelzoo North America	Travelzoo Europe	Jack's Flight Club	New Initiatives	Consolidated
Revenues from unaffiliated customers	$41,134	$18,605	$3,397	$88	$63,224
Intersegment revenues	50	26	(76)	—	—
Total net revenues	41,184	18,631	3,321	88	63,224
Sales and marketing expenses	15,107	9,429	1,393	280	26,209
Other expenses	14,772	6,280	2,034	282	23,368
Operating profit (loss)	11,305	2,922	(106)	(474)	13,647
Other income, net					674
Income from operations before income taxes					14,321

9/10

Travelzoo
Reconciliation of GAAP to Non-GAAP Information
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024
GAAP operating expense	$17,191	$13,505	$49,760	$41,869
Non-GAAP adjustments:
Amortization of intangibles (A)	2	95	45	500
Stock option expenses (B)	399	456	1,108	1,239
Severance-related expenses (C)	167	330	395	360
Non-GAAP operating expense	16,623	12,624	48,212	39,770

GAAP operating income	488	4,045	6,353	13,647
Non-GAAP adjustments (A through C)	568	881	1,548	2,099
Non-GAAP operating income	1,056	4,926	7,901	15,746

###
10/10